UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 30, 2014

VIEWPOINT FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34737	27-2176993
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
1309 W. 15th Street, Plano, Texas		75075
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (972) 578-5000
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As disclosed in Item 5.02 of the Current Report on Form 8-K of ViewPoint Financial Group, Inc. (the “Registrant”) filed with the Securities and Exchange Commission on March 6, 2013, V. Keith Sockwell, a director and member of the Registrant's Audit Committee, announced his planned retirement effective as of the Registrant's 2014 annual meeting of shareholders. NASDAQ Listing Rule 5605(c)(2)(A) requires that the audit committee of listed companies be composed of at least three directors. As previously described in the Registrant's registration statement on Form S-4 (file number 333-194584), it was planned that, upon the closing of the Registrant's announced merger with LegacyTexas Group, Inc. (“LTG”), two members of the LTG board of directors would become members of the Registrant's board of directors. On June 17, 2014, the Registrant announced that additional time will be required to obtain regulatory approvals and to satisfy customary closing conditions necessary to complete their merger with LTG, and that the parties had jointly extended the agreement to August 31, 2014 pursuant to its terms.
As a result of Mr. Sockwell’s retirement from the Registrant's Board of Directors on May 19, 2014 and the delayed closing of the Registrant's merger with LTG, the Registrant was not in compliance with Listing Rule 5605(c)(2)(A) of the NASDAQ Stock Market LLC ("NASDAQ"). On July 28, 2014, the Board of Directors appointed Karen H. O’Shea, a current director of the Registrant, to serve as the third member of the Registrant's Audit Committee. On July 30, 2014, the Registrant notified NASDAQ of the Audit Committee appointment addressing its noncompliance with the listing rule described above and the related cure. On August 1, 2014, the Registrant received a notice from NASDAQ addressing the Registrant's past non-compliance with NASDAQ Listing Rule 5605(c)(2)(A) and acknowledging that the Registrant now complies with the above described rule and the matter is now closed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWPOINT FINANCIAL GROUP, INC.

Date:	August 4, 2014	By:	/s/ Scott A. Almy
Scott A. Almy, Chief Risk Officer and General Counsel